EXHIBIT 16


                                                                   June 23, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

      As successors in interest to Ehrenkrantz Sterling & Co. LLC, we have read the statements made by Conversion Services International, Inc. (the "Company") in its Current Report on Form 8-K regarding the merger of Ehrenkrantz Sterling & Co. LLC with Friedman Alpren & Green LLP and the subsequent appointment of Friedman LLP as registered independent auditors. We understand these statements will be filed with the Commission, as part of the Company's Current Report on Form 8-K report dated June 7, 2004, and we agree with these statements.

Very truly yours,

/s/ Friedman LLP
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Friedman LLP

Livingston, New York